Exhibit 10(b)(i)

                 RECEIVABLES PURCHASE AGREEMENT
                    Dated as of July 16, 1993
                              Among
                  AGENCY PREMIUM RESOURCE, INC.
                            as Seller
                               and
                  SEAFIELD CAPITAL CORPORATION
                            as Parent
                               and
                      CONTINENTAL BANK N.A.
                          as Purchaser
                        TABLE OF CONTENTS
Section                                                   Page
                            ARTICLE I
                         THE COMMITMENT

1.01 Commitment                                            1
1.02 Purchase and Reinvestment Limits                      2
1.03 Investment Multiples; Number of Undivided Interest    2
1.04 Procedures for Making Purchases from Seller           2
1.05 Commitment Termination Date                           3
1.06 Voluntary Termination of Commitment or
       Reduction of Purchase Limit                         3
1.07 Limitation of Ownership Interest                      3

                           ARTICLE II
            UNDIVIDED INTEREST AND PURCHASER'S SHARE
2.01 Undivided Interest                                    4
2.02 Purchaser's Share                                     4
2.03 Frequency of Computation of Undivided Interest        6
2.04 Purchaser's Investment                                6
2.05 Earned Discount                                       7
2.06 Certain Definitions Related to Earned Discount        7
2.07 Servicer's Fee                                       11

                           ARTICLE III
                           SETTLEMENTS
3.01 Settlement Procedures for Collections
       of Principal Receivables                           11
3.02 Settlement Procedures for Collections
       of Finance Charge Receivables                      12
3.03 General Settlement Procedures; Reduction of
       Purchaser's Investment                             13
3.04 Reporting                                            16
3.05 Payments and Computations, Etc                       16
3.06 Dividing or Combining Undivided Interests            17
3.07 Treatment of Collections and Deemed Collections      17
3.08 Repurchases                                          18

                           ARTICLE IV
                    FEES AND YIELD PROTECTION
4.02 Yield Protection                                     20

                            ARTICLE V
                     CONDITIONS OF PURCHASES
5.01 Conditions Precedent to Effectiveness                22
5.02 Conditions Precedent to All Purchases and
     Reinvestments                                        23

                           ARTICLE VI
                  PRESENTATIONS AND WARRANTIES
6.01 Representations and Warranties of Seller             24
6.02 Representations and Warranties of Parent             28

                           ARTICLE VII
                        GENERAL COVENANTS
7.01 Affirmative Covenants of Seller                      30
7.02 Reporting Requirements of Seller                     31
7.03 Negative Covenants of Seller                         33
7.04 Grant of Security Interest                           35
7.05 Reporting Requirements of Parent                     35
7.06 Affirmative Covenants of Parent                      35

                          ARTICLE VIII
                  ADMINISTRATION AND COLLECTION
8.01 Designation of Servicer                              36
8.02 Duties of Servicer                                   37
8.03 Rights of the Purchaser                              38
8.04 Responsibilities of Seller                           39
8.05 Further Action Evidencing Purchases                  40
8.06 Application of Collections                           40

                           ARTICLE IX
                       TERMINATION EVENTS
9.01 Termination Events                                   41
9.02 Remedies                                             43

                            ARTICLE X
                ASSIGNMENT OF UNDIVIDED INTERESTS
10.01     Restrictions on Assignments                      43
10.02     Rights of Assignee                               43
10.03     Allocation of Payments                           44
10.04     Notice of Assignment                             44
10.05     Evidence of Assignment                           44

                           ARTICLE XI
                         INDEMNIFICATION
11.01     Indemnities by Seller and Parent                 44

                           ARTICLE XII
                          MISCELLANEOUS
12.01     Amendments, Etc.                                47
12.02     Notices, Etc                                    47
12.03     No Waiver; Remedies                             47
12.04     Binding Effect; Assignability                   48
12.05     Governing Law                                   48
12.06     Costs, Expenses and Taxes                       48
12.07     Captions and Cross References                   49
12.08     Execution in Counterparts                       49
12.09     Waiver of Jury Trial                            49
12.10     Consent to Jurisdiction; Waiver of Immunities   49
                        LIST OF EXHIBITS
EXHIBIT IA          Form of Assignment
EXHIBIT IB          Form of Certificate of Assignments
EXHIBIT IC          Forms of Contracts
EXHIBIT ID          Description of Credit and Collection Policy
EXHIBIT IE          Form of Lock-Box Agreement
EXHIBIT IF-1        Form of Periodic Report
EXHIBIT IF-2        Form of Run Off Statement
EXHIBIT IG          Form of Concentration Exceptions Certificate
EXHIBIT 5.01(i)     Form of Opinion of Counsel for Seller
EXHIBIT 5.01(j)     Form of Opinion of Counsel for the Purchaser
EXHIBIT 5.01(m)     Form of Accountant's Letter
EXHIBIT 5.01(o)     Form of Pay-Off Letter
EXHIBIT 6.01(i)     Description of Material Adverse Changes of
                    Seller
EXHIBIT 6.01(j)     Description of Litigation of Seller
EXHIBIT 6.01(n)     List of Offices of Seller where Records are
                    Kept
EXHIBIT 6.01(o)     List of Lock-Box Banks
EXHIBIT 6.02(h)     Description of Material Adverse Changes of
                    Parent
EXHIBIT 6.02(i)     Description of Litigation of Parent
                 RECEIVABLES PURCHASE AGREEMENT
                    Dates as of July 16, 1993

     THIS IS A RECEIVABLES PURCHASE AGREEMENT ("Agreement") among AGENCY PREMIUM RESOURCE, INC., a Kansas corporation having its principal office at 6310 Lamar Avenue, Suite 210, Overland Park, Kansas 66202 ("Seller"), SEAFIELD CAPITAL CORPORATION, a Missouri corporation having its principal office at 2600 Grand Avenue, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141 ("Parent"), and CONTINENTAL BANK N.A., a national banking association having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Continental Bank"), as Purchaser (in such capacity, the "Purchaser"). Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in Schedule I.

                           Background

     1. Seller has, and expects to have, Pool Receivables in which Seller intends to sell Undivided Interests. Purchaser, subject to the terms and conditions hereof, desires to purchase such Undivided Interests from Seller.
     2. Seller and Purchaser also desire that subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of such Undivided Interests be reinvested in Pool Receivables through the sale by Seller to the Purchaser of additional undivided interests in the Pool Receivables, such daily reinvestment of Collections to be effected by an automatic daily adjustment to Purchaser's Undivided Interests, and to be intended to permit Purchaser to maintain its Purchaser's Investments fully invested in uncollected Pool Receivables.

     3. In order to induce the Purchaser to enter into this Agreement and to purchase Undivided Interests hereunder, Parent has agreed to provide to Purchaser certain limited indemnification, as further described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                            ARTICLE I
                         THE COMMITMENT

     SECTION 1.01 Commitment. On the terms and subject to the conditions set forth in this Agreement (including Article V):

     (a) Purchases. Purchaser shall purchase from Seller undivided, percentage interests in Pool Receivables by making Purchases of Undivided Interests (as defined in Section 2.01) from time to time during the period from the date hereof to the Commitment Termination Date. Each such purchase and, as the context may require, the purchase price paid by Purchaser to Seller in respect thereof (determined pursuant to Section 1.04(b)), is herein called a "Purchase".

     (b) Reinvestments. Pursuant to Section 3.01, Purchaser shall make Reinvestments by permitting Servicer to cause certain of the Collections in respect of the Undivided Interests then owned by Purchaser to be applied to the purchase of additional undivided percentage interests in the Pool Receivables, thereby resulting in an appropriate readjustment of Purchaser's Undivided Interests. Each such purchase of an additional Undivided Interest in Principal Receivables pursuant to Section 3.01 is herein called a "Reinvestment".

          The Purchaser's obligation to make such Purchases and Reinvestments is herein called the "Commitment".

     SECTION 1.02 Purchase and Reinvestment Limits. Under no circumstances shall Purchaser make any Purchase or Reinvestment to the extent that, after giving effect to such Purchase or Reinvestment, as the case may be,

          (i)  the Aggregate Purchaser's Investments under this
     Agreement (as defined in Section 2.04) would exceed an amount may be reduced pursuant to Section 1.06, or

          (ii) the Aggregate Purchaser's Investments (as defined in Section 2.04) would exceed the Purchase Limit.

     SECTION 1.03 Investment Multiples: Number of Undivided Interests. Each Undivided Interest created by purchase pursuant to Section 1.04 shall have an initial related Purchaser's Investment in an amount that is not less than $500,000. Undivided Interests created by combination or division pursuant to Section
3.06 shall have an initial Purchaser's Investment in an amount that is not less than $500,000. The number of Undivided Interests owned by Purchaser having different Yield Periods hereunder at any one time, after giving effect to any Purchase, division or combination, shall not exceed 5.

     SECTION 1.04  Procedures for Making Purchases from Seller.

     (a) Notice of Purchase. Each Purchase of an Undivided Interest from Seller by Purchaser shall be made on notice from Seller to Purchaser received by Purchaser not later than 10:00 a.m. (Chicago time) two Business Days preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify the desired amount, date, and duration of the initial Yield Period(s) for the resulting Undivided Interest. Purchaser shall select the duration of such initial, and each subsequent, Yield Period in its discretion; provided that, it shall use reasonable efforts, taking into account market conditions, to accommodate Seller's preferences.

     (b) Amount of Purchase. The amount of each Purchase shall be equal to the lesser of (x) the amount proposed by Seller pursuant to Section 1.04(a) and (y) the maximum amount permitted under Section 1.02.

     (c) Funding of Purchase. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Seller at its office at 231 South LaSalle Street in Chicago, Illinois the amount of its Purchase (determined pursuant to Section 1.04(b)) in same day funds.

     SECTION 1.05  Commitment Termination Date.

     (a) The "Commitment Termination Date" shall be the earlier to occur of (i) July 16, 1995 (herein, as the same may be extended, called the "Scheduled Commitment Termination Date"), and (ii) the date of termination of the Commitment pursuant to
Section 1.06 or 9.02.

     (b) On July 16, 1994, the original Scheduled Commitment Termination Date may be extended to July 16, 1996, and on each July 16, occurring after July 16, 1994 the Scheduled Commitment year (to the July 16, following the then scheduled Commitment Termination Date), in each case, by written notice of request given by Seller to Purchaser at least 45 days prior to such July 16, and written notice of acceptance given by the Purchaser to Seller not later than 15 days prior to such July 16.

     SECTION 1.06 Voluntary Termination of Commitment or Reduction of Purchase Limit. Seller may, upon at least 30 Business Days' notice to Purchaser, terminate the Commitment in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that (i) each partial reduction shall be in an amount equal to $5,000,000 or an integral multiple thereof, and
(ii) after giving effect to such reduction, the remaining Purchase Limit will not be less than $12,000,000.

     SECTION 1.07 Limitation of Ownership Interest. Nothing in this Agreement shall be interpreted as providing Purchaser with an ownership interest or security interest in any Receivables that are not Pool Receivables.

                           ARTICLE II
            UNDIVIDED INTEREST AND PURCHASER'S SHARE

     SECTION 2.01 Undivided Interest. For purposes of this Agreement, "Undivided Interest" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. The amount of such Undivided Interest shall mean, with respect to Principal Receivables and Finance Charge Receivables, the respective Purchaser's Shares determined pursuant to Section 2.02.

     SECTION 2.02  Purchaser's Share.

     (a)(i) As to any Undivided Interest, "Purchaser's Share" shall mean, with respect to Principal Receivables, the percentage calculated by dividing (x) the sum of (A) the Purchaser's Investment plus (B) the Default Reserve (as determined pursuant to paragraph (a)(iii) below), in each case as to such Undivided Interest at the time of such computation, by (y) the Net Pool Balance; provided that, Purchaser's Share with respect to Principal Receivables shall not exceed 100%; and provided, further, that on any day that is a Run Off Day, Purchaser's Share with respect to Principal Receivables shall be deemed to be Purchaser's Share with respect to Principal Receivables as of the day immediately preceding the first Run Off Day to have occurred during the then current Run Off Period.

     On each day, subject to clause (a)(ii) next succeeding, as to any Undivided Interest, "Purchaser's Share of Collections" on account of Principal Receivables shall be equal to the product of Receivables on such day and (y) the amount of the Collections on account of Principal Receivables on such day.

     (ii) On each day that is a Run Off Day after the occurrence of the Commitment Termination Date, Seller shall deposit its share of Collections on account of Principal Receivables in the Run Off Collection Account. If the amount of Purchaser's Share of Collections on account of Principal Receivables received or deemed received on or prior to the date that each and every Pool Receivable is scheduled to have amortized in accordance with the related Contract shall be insufficient to reduce Aggregate Purchaser's Investments to zero, then on such date Purchaser shall withdraw funds from the Run Off Collections Account in the amount of the lesser of (x) the amount of such deficiency attributable to Purchaser's Share of Defaulted Receivables and
(y) 100% of the Collections then on deposit in the Run Off Collection Account. The amount withdrawn from the Run Off Collection Account shall be allocated among the Undivided Interests pro rata according to their respective Purchaser's Investments.

     (iii) (A) The "Default Reserve" of any Undivided Interest on any day means an amount determined as follows:

     DR = (RP x PI)

     where:

     DR = the Default Reserve of such Undivided Interest on such day;

     RP = the Reserve Percentage at the close of business of Purchaser on such day, as determined pursuant to paragraph (iii)(B);

     PI = the related Purchaser's Investment of such Undivided
          Interest at the opening of business of Purchaser on such day, as determined pursuant to Section 2.04;

     B. The "Reserve Percentage" means, with respect to any Settlement Date the greater of (i) 12% and (ii) 5 times the highest Default Ratio on the last day of any of the 6 calendar months preceding or ending on such day plus the Yield Deficiency; where "Yield Deficiency" means, for any Settlement Period, the product of (x) 2 and (y) the amount if any, by which (I) the sum of, for such Settlement Period, (a) the weighted average rate used to calculate the Program Fee plus (B) the weighted average rate used to calculate the Servicer's Fee plus (C) the weighted average Purchaser Rate, exceeds (II) the effective annual yield rate on the Net Pool Balance (calculated by using Collections on account of all Finance Charge Receivables during such Settlement Period and the Net Pool Balance as of the beginning of such Settlement Period, all expressed as a percentage). mean, on any day with respect to Finance Charge Receivables, the percentage calculated by dividing (x) the then unpaid Earned Discount and Program Fee accrued with respect to such Undivided Interest by (y) the then aggregate unpaid Earned Discount and Program Fee accrued with respect to all Undivided Interests; subject, however, to the applications to Earned Discount, Program Fee, Servicer's Fee, Defaulted Receivables, and Designated Obligations as provided for in Section 3.02.

     On each day, as to any Undivided Interest, "Purchaser's Share of Collections" on account of Finance Charge Receivables shall be equal to the product of (x) the related Purchaser's Share with respect to Finance Charge Receivables and (y) the amount of the Collections on account of Finance Charge Receivables received or deemed received on such day.

     (c) As to any Undivided Interest (i) at such time as the Purchaser's Investment equals zero, then the related Purchaser's Share with respect to Principal Receivables shall equal zero, and
(ii) at such time as the related unpaid Earned Discount equals zero, and no amounts are owing in respect of the related Program Fee, Servicer's Fee or other amounts under this Agreement, then the related Purchaser's Share with respect to Finance Charge Receivables shall also equal zero.

     The "related" Undivided Interest with respect to any of the foregoing items shall mean the Undivided Interest as to which such item is calculated.

     SECTION 2.03 Frequency of Computation of Undivided Interest. The respective Purchaser's Shares with respect to each Undivided Interest shall be initially computed as of the opening of business of Servicer on the date of Purchase of such Undivided Interest from Seller. Thereafter until such Undivided Interest shall be reduced to zero, such Purchaser's Shares shall be deemed to be automatically recomputed as of the close of business of Servicer on each day, and such Purchaser's Shares shall constitute the percentage ownership interest in Pool Receivables on such date held by the holder of the Certificate evidencing such Undivided Interest. Such Purchaser's Shares shall remain constant from the time as of which any such computation or recomputation is made or deemed to be made until the time as of which the next such recomputation, if any, shall be made or deemed to be made.

     SECTION 2.04 Purchaser's Investment. "Purchaser's Investment" as to an Undivided Interest means, except to the extent otherwise specified in the proviso to Section 2.05, an amount equal to the original amount paid to Seller for such Undivided Interest at the time of its acquisition by Purchaser pursuant to Sections 1.01 and 1.04 and by Reinvestments pursuant to Section 3.01, reduced from time to time by Collections received and distributed on account of such Purchaser's Investment pursuant to Sections 3.01 and 3.02.
     (b) Purchaser's Investment shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.
     (d) The "related" Purchaser's Investment with regard to a Yield Period or Undivided Interest means the Purchaser's Investment calculated with regard to such Yield Period or Undivided Interest, as the case may be.

     SECTION 2.05 Earned Discount. Earned Discount shall accrue on Purchaser's Investment of each Undivided Interest for each day of each Yield Period. The "Earned Discount" for any Undivided Interest for each day in a related Yield Period means an amount determined as follows:

     ED = [PI x PR x 1/360] + NSF (if any);

     where:

     ED = Earned Discount of such Undivided Interest at the time of computation;

     PI =      the Purchaser's Investment of such Undivided
               Interest on such day;

     PR = the Purchaser Rate for such Undivided Interest on such day during such Yield Period, as determined pursuant to Section 2.06;

     NSF = the Negative Spread Fee, if any, for such day, as determined per Section 2.06.

provided, however, that if, pursuant to the definition of "Purchaser Rate" in Section 2.06, different Purchaser Rates would apply to different portions of such Undivided Interest, then Earned Discount shall be calculated separately with respect to each such portion, and the Earned Discount for such Undivided Interest shall be the sum of the Earned Discounts so calculated for such portions.

No provision of this Agreement or the Certificates shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law. Earned Discount for any Undivided Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

     SECTION 2.06  Certain Definitions Related to Earned
Discount. For purposes hereof, the following terms shall have the meanings as indicated:
     "Purchaser Rate" for any Yield Period for any related
Undivided Interest (or portion thereof) means:

          (a) in the case of an Undivided Interest other than one referred to in clause (b) of this definition, the Bank
     Rate for such Undivided Interest for such Yield Period; or

          (b) in the case of an Undivided Interest on any day when any Termination Event or Unmatured Termination Event shall have occurred and be continuing, a rate per annum equal for each day during such Yield Period to the Alternate Reference Rate in effect on such day plus 2% per annum.

     "Bank Rate" for any Yield Period for the related Undivided Interest means an interest rate per annum equal to the Eurodollar Rate (Reserve Adjusted) for such Yield Period (provided, however, that if (x) it shall become unlawful for such Purchaser to obtain funds in the interbank eurodollar market in order to make, fund or maintain any Purchase hereunder, or if such funds shall not be reasonably available to such Purchaser or (y) there shall not be time prior to the commencement of an applicable Yield Period to determine a Eurodollar Rate in accordance with its terms, then the "Bank Rate" for any Yield Period for such Undivided Interest shall be equal to a rate ("Alternate Bank Rate") of .10% per annum, plus the Domestic CD Rate (Adjusted) for such Yield Period; provided, further, however, that if such Alternate Bank Rate shall not then be available or upon request of Seller and consent by Purchaser, the "Bank Rate" for any Yield Period for such Undivided Interest, shall be a rate equal to the Alternate Reference Rate).

     "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Undivided Interest, for any Yield Period, a rate per annum
(rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:


     Eurodollar Rate          =         Eurodollar Rate
     (Reserve Adjusted)                 1-Eurodollar
                                        Reserve Percentage

where: "Eurodollar Rate" means, with respect to any Undivided Interest for any Yield Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of Purchaser two Eurodollar Business Days prior to the beginning of such Yield Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago time for delivery on the first day of such Yield Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the related Purchaser's Investment of such Undivided Interest for such Yield Period. "Eurodollar Business Day" means a Business Day of the year on which dealings are carried on in the interbank eurodollar market. "Eurodollar Reserve Percentage" means, with respect to each Yield Period, the then applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) that prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     "Domestic CD Rate (Adjusted)" means, with respect to any Undivided Interest, for any Yield Period, a rate per annum
(rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

     Domestic CD Rate = Domestic CD Rate + Assessment
     (Adjusted)         1-Reserve          Rate
                        Requirement

where:

     "Domestic CD Rate" means, with respect to any Undivided Interest, for any Yield Period, a rate of interest equal to the average of the secondary market morning offering rates in the United States for time certificates of deposit of major United States money market banks for a period approximately equal to such Yield Period in an amount substantially equal to the Purchaser's Investment of the related Undivided Interest, as such offering rate is quoted to Purchaser by the Federal Reserve Bank of New York during the morning of the first day of such Yield Period; provided, however, that if Purchaser shall not receive any such quote by the Federal Reserve Bank of New York by 10:00 a.m., Chicago time, on the morning of the first day of any Yield Period, then Domestic CD Rate shall mean, with respect to such Yield Period, the rate of interest determined by Purchaser to be the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the bid rates quoted to Purchaser in the secondary market at approximately 10:00 a.m., Chicago time (or as soon thereafter as practicable) on the first day of the applicable Yield Period by two certificate of deposit dealers in New York or Chicago of recognized standing selected by Purchaser in its sole discretion for the purchase from Purchaser at face value of certificates of deposit issued by Purchaser in an amount approximately equal or comparable to the amount of the related Purchaser's Investment and having a maturity equal to the applicable Yield Period.

     "Assessment Rate" for any Yield Period means the annual assessment rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) applicable to Purchaser on its insured deposits, on the Business Day immediately preceding the first day of such Yield Period, under the Federal Deposit Insurance Act, determined by annualizing the most recent assessment levied on Purchaser by the Federal Deposit Insurance Corporation (or any successor, the "FDIC") with respect to such deposits after giving effect to the most recent rebate granted to Purchaser by the FDIC with respect to deposit insurance as well as the loss to Purchaser (determined in the good faith judgment of Purchaser) of the use of such rebate prior to the date a credit is taken by Purchaser with respect to such rebate.

     "Reserve Requirement" means, with respect to any Yield Period, a percentage (expressed as a decimal) equal to the daily average during such Yield Period of the aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Yield Period) specified under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors that prescribes reserve requirements applicable to nonpersonal time deposits as presently defined in Regulation D, as then in effect, as applicable to the class of banks of which Purchaser is a member, on deposits of the types used as a reference in determining the Domestic CD Rate and having a maturity approximately equal to such Yield Period.

     "Alternate Reference Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by Continental Bank at its principal office in Chicago, Illinois as its reference rate; and

          (b) the Federal Funds Rate (as defined below) most recently determined by Continental Bank plus 1.0%.

For purposes of this definition, "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

          (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

          (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Continental Bank from three federal funds brokers of recognized standing selected by it.

The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by Continental Bank in connection with extensions of credit.

Negative Spread Fee means, for each Undivided Interst for each day in any Yield Period (computed without regard to clause
(III) of the proviso clause of the definition of "Yield Period") during which any Run Off Day or Termination Date for such Undivided Interest occurs, the amount, if any, by which (i) the additional Earned Discount (calculated without taking into account any Negative Spread Fee) which would have accrued on the reductions of related Purchaser's Investment of such Undivided Interest during such Yield Period (as so computed) if such reductions had remained as Purchaser's Investment exceeds (ii) the income, if any, received by the owner of such Undivided Interest from such owner's investing the proceeds of such reductions of Purchaser's Investment.

     SECTION 2.07 Servicer's Fee. With respect to each Undivided Interest, "Servicer's Fee" shall accrue for each day in an amount equal to (i) the product of .50% per annum times the amount of the related Purchaser's Investment at the close of business on such day, times 1/360; or (ii) on Servicer's reasonable request from and after any time that Seller shall no longer be Servicer, an alternative amount specified by Servicer and acceptable to Purchaser. The Servicer's Fee accrued for each Yield Period shall be payable at the end of such Yield Period.
In addition, Servicer (if Seller) shall be entitled to the amounts payable under Section 3.02(b)(i).

                           ARTICLE III
                           SETTLEMENTS

     SECTION 3.01 Settlement Procedures for Collections of Principal Receivables. On each day with regard to each Yield Period for each Undivided Interest, Servicer shall deem an amount equal to Purchaser's Share of Collections on account of Principal Receivables received or deemed received on such day to be received in respect of such Undivided Interest; and

     (a) if such day is not a Run Off Day, except to the extent otherwise set forth in Section 3.03(b), Servicer on behalf of the Purchaser shall apply the full amount of Purchaser's Share of such Collections to reduce the Purchaser's Investment in such Undivided Interest and after such reduction apply such amount to the Reinvestment, for the benefit of the Certificate holder, in additional undivided interests in Pool Receivables. Any such application shall automatically increase the related Purchaser's Investment. The recomputed Purchaser's Share with respect to Principal Receivables of such Undivided Interest, after giving effect to the reduction and increase of such Purchaser's Investment shall constitute the percentage ownership interest in Principal Receivables on such day held by such Certificate holder with regard to such undivided Interest; and

     (b) if such day is a Run Off Day, and Purchaser shall so request Servicer, Servicer on behalf of Purchaser shall apply the full amount of Purchaser's Share of such Collections to reduce Purchaser's Investment. Servicer shall effect such application and reduction by depositing to Purchaser's account, as described in Section 3.05, an amount equal to the amount of such reduction. Upon receipt of such deposit, Purchaser shall distribute the amount thereof to the holder of the Certificate evidencing such Undivided Interest at such time as such holder shall direct.

     SECTION 3.02  Settlement Procedures for Collections of
Finance Charge Receivables.

     (a) Daily Set Aside. On each day of each Yield Period for each Undivided Interest, Servicer shall set aside and hold in trust for the holder of the Certificate evidencing such Undivided Interest, Purchaser's Share of Collections on account of Finance Charge Receivables in respect of such Undivided Interest for such day.

     (b)  Deposit to Purchaser's Account.

          (i) On each day of each Yield Period for each Undivided Interest, Servicer shall calculate the excess, if any, of (x) the Collections on account of Finance Charge Receivables set aside in respect of each such Undivided Interest on and prior to such day pursuant to Section 3.02(a), over (y) the aggregate unpaid amount of Earned Discount, Program Fee, Servicer's Fee and any other Designated Obligations, accrued in respect of each such Undivided Interest; and (A) if such day is not a Run Off Day, such excess, if any, shall be paid to the Seller or (B) if such day is a Run Off Day, such excess if any, shall be deposited to the Run Off Collection Account for application in accordance with Sections 3.02(c) and (d).

          (ii) On the last day of each Yield Period for each such Undivided Interest, Servicer shall deposit (to the extent not already deposited pursuant to the next sentence) to Purchaser's account, as described in Section 3.05, from the funds set aside pursuant to Section 3.02(a) and not paid over to the Servicer pursuant to Section 3.02(b)(i), an amount which shall, when added to amounts previously deposited to such account with regard to such Undivided Interest in respect of such Yield Period, equal the unpaid Earned Discount, Program Fee and Servicer's Fee for such Undivided Interest, then accrued to the date of such deposit, plus any other Designated Obligations. With respect to any Undivided Interest, the related Yield Period of which is six months, Servicer shall on behalf of Seller deposit to Purchaser's Account, as described in Section 3.05, on the last day of the third month (or, if such day is not a Business Day, on the next succeeding Business Day) Purchaser's Share of Finance Charge Collections received in respect of such Undivided Interest during such three month period.

(c) Application of Funds to Earned Discount, etc. Subject to receipt of funds deposited to Purchaser's account (including funds on deposit in the Run Off Collections Account during a Run Off Period) pursuant to Section 3.02(b), Purchaser shall, on the last day of such Yield Period, distribute them in the following order: (i) first, to the holder of the Certificate evidencing such Undivided Interest for the payment of accrued and unpaid Earned Discount for such Yield Period, (ii) second, to Purchaser for the payment of accrued and unpaid Program Fee for such Yield Period, (iii) third, if Seller is not Servicer, to Servicer for the payment of the accrued and unpaid Servicer's Fee for such Yield Period, (iv) fourth, to such holder, the Purchaser, or Servicer hereunder, as the case may be, in payment of any Designated Obligations, owing to such Person hereunder in respect of such Undivided Interest and (v) if Seller is Servicer, to Servicer for the payment of the accrued and unpaid Servicer's Fee for such Yield Period.

     (d) Application to Defaulted Receivables and Delinquent Receivables on Run Off Days. For each such Undivided Interest, on the last day of the related Yield Period, after the occurrence of the Commitment Termination Date, Servicer shall, after giving effect to the applications or allocations pursuant to Sections 3.02(b) and 3.02(c), distribute and apply any remaining amounts then held on deposit in the Run Off Collection Account as follows: (i) first, to Purchaser (to hold in trust until the respective Yield Period and dates) for payment pro rata, to the holders of the Certificates evidencing such Undivided Interest toward payment of Purchaser's Share of Defaulted Receivables and Delinquent Receivables, which payment shall be deemed a Collection on account of Principal Receivables, and (ii) second, to the account of Seller; provided that, with regard to clause
(ii) above, if Aggregate Purchaser's Investments shall not then have been reduced to zero, such balance shall remain in the Run Off Collection Account until the date on which Aggregate Purchaser's Investments shall have been reduced to zero.

     SECTION 3.03  General Settlement Procedures; Reduction of
Purchaser's Investment.

     (a) Deemed Collections. If on any day the Unpaid Balance of any Pool Receivable is (i) reduced as a result of any dispute or complaint, any cash discount, or any adjustment by Seller or any Affiliate of Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against Seller or any Affiliate of Seller (whether such claim arises out of the same or a related or an unrelated transaction), or (iii) reduced on account of the obligation of Seller to pay to the related Obligor any rebate or refund, Seller shall be deemed to have received on such day a Collection of the related Principal Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties of Seller set forth in Section 6.01(l) or (p) is no longer true with respect to a Pool Receivable, Seller shall be deemedt o have received on such day a Collection of such Pool Receivable in full (and deposit to Purchaser's account or application, as applicable, of such Collections pursuant to Sections 3.01 and 3.02 shall automatically be deemed to cure any breach of such representations or warranties).

     (b) Unreinvested or Run Off Collections. Collections on account of Principal Receivables that may not be reinvested by means of Reinvestments in an Undivided Interest on account of the application of the Purchase Limit pursuant to Section 1.03 shall be so reinvested as soon as practicable without violating such Purchase Limit. To the extent and so long as such Collections may not be so reinvested, Servicer shall hold such Collections in trust for the benefit of the holder of the Certificate evidencing such Undivided Interest, for payment to Purchaser on the last day of the Yield Period in which such Collections are accumulated, and the related Purchaser's Investment as to such Undivided Interest shall be deemed reduced in the amount to be paid to Purchaser only when in fact so paid. During any Run Off Period, upon one Business Day's written notice given by Purchaser to Seller, Servicer shall pay in immediately available funds such Collections on account of Principal Receivables and all Collections on account of Finance Charge Receivables to Purchaser within one Business Day of receipt thereof by Servicer.

     (c) Seller's Reduction of Purchaser's Investment and Aggregate Purchaser's Investments. If at any time Seller shall wish to cause the reduction of the Purchaser's Investment in one or more Undivided Interests (but not to commence the liquidation of all Undivided Interests) and to reduce Aggregate Purchaser's Investments, Seller may do so as follows:

          (i) Seller shall give Purchaser at least two Business Days' prior written notice thereof (including the proposed Undivided Interests to be reduced, the amount of the proposed reduction of the related Purchaser's Investment of each such Undivided Interest, the amount of reduction in Aggregate Purchaser' s Investment and the proposed date on which such reduction will commence),

          (ii) on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from investing Collections on account of Principal
     Receivables until the amount thereof not so reinvested shall equal the desired amount of reduction, and

          (iii) Servicer shall hold such Collections for the benefit of the holder of the Certificates evidencing each such Undivided Interest, for payment to Purchaser on the last day of the Yield Period of each related Undivided Interest with regard to which such Collections are accumulated and the related Purchaser's Investment as to each such Undivided Interest shall be deemed reduced in the amounts paid to Purchaser in respect of each thereof only when in fact so paid;

provided that,

          (A) if the related Purchaser's Investment of any Undivided Interest then owned by Purchaser after giving effect to such reduction is greater than zero, such Purchaser's Investment shall not be less than $500,000 unless Purchaser shall approve a lower amount (it being understood that, any Undivided Interest then owned by Purchaser the related Purchaser's Investment in which, prior to giving effect to such reduction, is less than $500,000 will be reduced to zero),

          (B) if Aggregate Purchaser's Investments after giving effect to such reduction is greater than zero, such Aggregate Purchaser's Investments shall not be less than $12,000,000.

          (C) Seller shall use reasonable efforts to attempt to, with regard to each Undivided Interest affected by such reduction, choose a reduction amount and the date of the commencement thereof, so that such reduction shall commence and conclude, for each such Undivided Interest, within one Yield Period,

          (D) if more than one Undivided Interest of Purchaser shall be outstanding at the time of any proposed reduction, Seller shall use reasonable efforts to minimize the number of such Purchaser's Undivided Interests affected, and

          (E) if more than one Undivided Interest owned by Purchaser shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless
     Purchaser shall otherwise consent, to the Undivided
     Interests with the shortest remaining Yield Periods.

     (d) Allocations of Obligor's Payments. Except as provided in Section 3.03(a) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables or can be readily identified to specific Receivables, in which case it shall be applied to such specified Receivables. For each Settlement Period Collections will be allocated so that all Collections up to the amount of Finance Charge Receivables billed in respect of the immediately preceding Settlement Period will be deemed Collections of Finance Charge Receivables and the remaining amount of such Collections will be deemed Collections of Principal Receivables.

     SECTION 3.04  Reporting.

     (a) Prior to the tenth day following a Settlement Date ("the related Reporting Date"), Servicer shall prepare and forward to Purchaser for each holder of a Certificate (i) a Periodic Report, relating to the Purchaser's Investment, as of the close of business of Servicer on such Settlement Date, together with an aging of all Receivables, and (ii) upon request of Purchaser and on the date of the initial Purchase hereunder, a listing by Obligor of all Pool Receivables.

     (b) On or prior to the last day of each Settlement Period containing a Run Off Day, Servicer shall prepare and forward to Purchaser a Run Off Statement, relating to the Purchaser's Investment, as of the close of business of Servicer on such last day.

     (c) At or prior to the day Servicer is required to make a deposit with respect to a Settlement Period pursuant to Section
3.01 or 3.02, Seller will advise Purchaser of each Run Off Day occurring during such Settlement Period; provided, however, that if Seller is not Servicer, Seller shall advise Servicer of the occurrence of each such Run Off Day occurring during such Settlement Period at or prior to such Day; and provided that, Purchaser shall determine the allocation of the amount of such deposit ratably to each outstanding Undivided Interest.

     SECTION 3.05 Payments and Computations, Etc. All amounts to be paid or deposited by Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in lawful money of the United States of America in same day funds to the attention of the Loan Division, Reference: RC 1159 for Agency Premium Resource, Inc., account no. 6627451. Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to Purchaser interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Alternate Reference Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest and all computations of Earned Discount, Negative Spread Fee and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

     SECTION 3.06  Dividing or Combining Undivided Interests.

     (a) Division of Undivided Interests. Seller may, on notice received by, and with the consent of, Purchaser not later than 10:00 a.m. (Chicago time) two Eurodollar Business Days, as applicable, before the last day of any Yield Period for any then existing Undivided Interest, divide such existing Undivided Interest on such last day into two or more new Undivided Interests, each such new Undivided Interests having a Purchaser's Investment as designated in such notice and all such new Undivided Interests collectively having aggregate Purchaser's Investments equal to the Purchaser's Invetsment of such existing Undivided Interest.

     (b) Combination of Undivided Interests. Seller may, on notice received by, and with the consent of, Purchaser not later than 10:00 a.m. (Chicago time) two Eurodollar Business Days (as defined in the definition of "Eurodollar Rate (Reserve Adjusted)" if during the immediately following Yield Period Earned Discount with respect to such Undivided Interest will be calculated on the basis of the Eurodollar Rate (Reserve Adjusted) before the last day of any Yield Period for two or more existing Undivided Interests (owned by the same holder of a Certificate), or before the date of any proposed Purchase of an Undivided Interest pursuant to Sections 1.01 and 1.04 by such holder, on such last day or such date of Purchase, as the case may be, combine into one new Undivided Interest such existing and/or proposed Undivided Interests or any combination thereof, such new Undivided Interest having a Purchaser's Investment equal to the aggregate Purchaser's Investments of such Undivided Interests so combined.

     (c) Effect of Division or Combination. On and after any division or combination of Undivided Interests as described above, each of the new Undivided Interests resulting from such division, or the new Undivided Interest resulting from such combination, as the case may be, shall be a separate Undivided Interest having a Purchaser's Investment as set forth above, and shall take the place of such existing Undivided Interest or Undivided Interests or proposed Undivided Interest, as the case may be, in each case under and for all purposes of this Agreement.

     SECTION 3.07 Treatment of Collections and Deemed Collections. Seller shall forthwith deliver to Servicer all Collections deemed received by Seller pursuant to Section 3.03(a) and Seller shall hold or distribute such Collections as Earned Discount, Program Fee, accrued Servicer's Fee, repayment of Purchaser's Investment, etc. to the same extent as if such Collections had actually been received on such date. If Collections are then being paid to Purchaser, or lock boxes or accounts directly or indirectly owned or controlled by Purchaser, Servicer shall forthwith cause such deemed Collections to be paid to Purchaser or such lock boxes or accounts. So long as Seller shall hold any Collections or deemed Collections required to be paid to Servicer or Purchaser, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust. Notwithstanding any provisions of this Agreement that shall require that funds be held in trust for the Purchaser or any Certificate holder so long as Seller and Servicer (if Seller) shall promptly fulfill all of its obligations to pay or turn over funds, Seller shall not be obligated to account for or turn over any interest earned on such funds so held in trust.

     SECTION 3.08  Repurchases

     (a) If on the last day of a Yield Period with respect to any Undivided Interest the Purchaser's Investment of such Undivided Interest shall equal or be less than 5% of the greatest amount of Purchaser's Investment of such Undivided Interest at any time prior to such last day, Seller shall be entitled on the last day of such Yield Period to repurchase such Undivided Interest from the holder of the Certificate representing such Undivided Interest. Seller shall give Purchaser at least five Business Days' prior written notice of such repurchase and upon payment of the repurchase price therefor, as hereinafter provided, the holder of the Certificate representing such Undivided Interest shall be obligated to reconvey its entire interest in such Undivided Interest to Seller pursuant to an assignment acceptable to the parties, but without representation or warranty except that the interest assigned is free of offset, liens and other encumbrances created by the assignor. Seller shall pay such repurchase price in cash to Purchaser in an amount equal to, for each Undivided Interest, the sum of (i) Earned Discount for such Undivided Interest, (ii) the related Purchaser's Investment therefor, (iii) the aggregate of other amounts then owed hereunder by Seller to the holder of the Certificate evidencing such Undivided Interest and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest. Upon receipt of the aforesaid repurchase price with regard to each Undivided Interest, Purchaser shall distribute it
(i) to the holder of the Certificate evidencing such Undivided Interest (a) in payment of the Earned Discount for such Undivided Interest, (b) in reduction of the related Purchaser's Investment and (c) in payment of any other amounts owed by Seller hereunder to such holder, in each case until reduced to zero, and (ii) to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero.

     (b) If at any time an Adverse Determination occurs Seller shall within three Business Days of Seller's knowledge thereof notify Purchaser of such Adverse Determination, and Seller shall, if Purchaser in its sole discretion so demands, (i) within five Business Days after notice has been given to the Purchaser, repurchase Purchaser's ownership interest in the Adverse Determination Receivables, or (ii) at the end of the related applicable Yield Periods, repurchase Purchaser's ownership interest in the Adverse Determination Receivables. In the case of a repurchase under clause (i) or (ii) above, upon payment by Seller of the repurchase price therefor, as hereinafter provided, each holder of a Certificate evidencing in whole or in part ownership of such Adverse Determination Receivables shall be obligated to reconvey its entire interest in such Adverse Determination Receivables to Seller pursuant to an assignment acceptable to the parties, but without representation or warranty except as to the assignor's good title, free of offset, liens and other encumbrances as to the interest assigned. To the extent required above, Seller shall pay such repurchase price in cash to Purchaser in an amount equal to the product of (x) the sum of all of the Undivided Interests then outstanding multiplied by (y) the then Unpaid Balance of such Adverse Determination Receivables. Upon receipt of such repurchase price Purchaser shall apply such repurchase price ratably in accordance with the then Purchaser's Investment of each Undivided Interest then outstanding. A repurchase of Purchaser's ownership interest in Adverse Determination Receivables shall not substitute for or limit the applicable indemnification obligations under Article
XI. In the event that any Indemnified Party shall incur or expects to incur any loss or expense as a result of the redeployment of amounts received pursuant to clause (i) above, then, within five Business Days after written notice from Purchaser to Seller, Seller shall pay to Purchaser such additional amounts as will (in the reasonable determination of the Indemnified Parties) reimburse the Indemnified Parties for such loss or expense. Such written notice shall, in the absence of demonstrable error, be conclusive and binding on Seller.

                           ARTICLE IV
                    FEES AND YIELD PROTECTION

     SECTION 4.01  Fees.

     (a) Arrangement Fee. Seller shall on the date hereof pay an arrangement fee ("Arrangement Fee") to Purchaser equal to $137,500 (it being understood that $45,800 of such Arrangement
Fee has been paid in advance).

     (b) Commitment Fee. From the date hereof until the Commitment Termination Date, Seller shall pay to Purchaser a commitment fee ("Commitment Fee") for each day in such period equal to (x) .35 of 1% times (y) the excess, if any, of the Purchase Limit over Purchaser's Investments on such day divided by (z) 360. Such Commitment Fee shall be paid quarterly in arrears, on or before the last day of each quarter (or, if such day is not a Business Day, the next succeeding Business Day) and on the Commitment Termination Date, in the amount of such Commitment Fee that shall have accrued during the quarterly or other period then ending for which no such fee shall have been paid.

     (c) Program Fee. From the date hereof until the date, following the Commitment Termination Date, on which Aggregate Purchaser's Investments shall be reduced to zero, Seller shall pay to Purchaser a program fee ("Program Fee") for each day in each Yield Period for each Undivided Interest for the benefit of the Purchaser, equal to the amount of the related Purchaser's Investment on such day, times .625 of 1%, times 1/360. Such Program Fee shall be paid in arrears, on the last day of each Yield Period and on the day following the Commitment Termination Date when Aggregate Purchaser's Investments shall be reduced to zero, in the amount of such Program Fee that shall have accrued during the monthly or other period then ending for which no such fee shall have theretofore been paid, and shall be for the account of the Purchaser.

          SECTION 4.02  Yield Protection.  (a) If (i) Regulation
D of the Board of Governors of the Federal Reserve System or (ii) any Regulatory Change occurring after the date hereof

          (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Undivided Interest or Interests owned by or funded by it, its Certificate, if any, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party under or in connection with this Agreement of any Purchaser's Investments or Earned Discount made by or owed to or funded by it or any other amounts due under this Agreement in respect of any Undivided Interests owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the United States of America or the jurisdiction in which such Affected Party's principal executive office is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of, deposits or obligations with or for the account of (or with or for the account of any affiliate of), or credit extended by, any Affected Party; or

          (C) shall change the amount of capital maintained or required or requested or directed to be maintained by such Affected party; or

          (D) shall impose any other condition affecting any Undivided Interests owned or funded by any Affected Party, its Certificates, if any, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor;

and the result of any of the foregoing is or would be

          (x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, or any commitment of such Affected Party with respect to any of the foregoing, or (II)
     Purchaser for continuing their, or Seller's, relationship with Purchaser,

          (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, under its Certificates with respect thereto, or

          (z) in the sole determination of such Affected Party, to reduce the rate or return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a reasonably detailed statement setting forth the basis of such demand), Seller shall pay directly to such Affected Party its pro rata share of such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

     (b)  Each Affected Party will promptly notify Seller and
Purchaser of any event of which it has knowledge occurring after the date hereof which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

     (c) In determining any amount provided for in this Section 4.02, the Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this
Section 4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Seller.

                            ARTICLE V
                     CONDITIONS OF PURCHASES

     SECTION 5.01 Conditions Precedent to Effectiveness. The initial Purchase hereunder is subject to the condition precedent that Purchaser shall have received, on or before the date of such Purchase, the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to Purchaser:

     (a)  A Certificate of Assignments for Purchaser;

     (b) A copy of the resolutions of the Board of Directors of Seller and Parent approving this Agreement, the Certificates and the other Agreement Documents, as applicable, to be delivered by them hereunder and the transactions contemplated hereby, certified in each case by its Secretary or Assistant Secretary;

     (c) Good standing certificates (i) for Seller issued by the Secretaries of State of Missouri, Kansas, Iowa and Nebraska and
(ii) for Parent issued by the Secretaries of State of Missouri and Kansas.

     (d) A certificate of the Secretary or Assistant Secretary of Seller and Parent certifying the names and true signatures of the officers authorized on their behalf to sign, as applicable, this Agreement, the Certificates and the other Agreement Documents to be delivered by them hereunder (on which certificate Purchaser may conclusively rely until such time as Purchaser shall receive from Seller or Parent, as applicable, a revised certificate meeting the requirements of this subsection (d));

     (e) The Articles of Incorporation of Seller and Parent, duly certified by the Secretary of State of Kansas and Missouri, respectively, as of a recent date acceptable to Purchaser, together with a copy of the By-laws of Seller and Parent, duly certified by the Secretary or an Assistant Secretary of Seller;

     (f) Copies of acknowledgment copies of (i) proper Financing Statements (Form UCC-1), naming Seller as the assignor of Receivables or an undivided interest therein and Purchaser as assignee and (ii) proper terminations of Financing Statements (Form UCC-3), terminating any and all Financing Statements which cover any Receivable or Contract;

     (g) A search report provided in writing to Purchaser by LEXIS Document Services, listing all effective financing statements that name Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection
(f) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts);

     (h) Duly executed copies of Lock-Box Agreements with the Lock-Box Banks;

     (i) An opinion of Polsinelli, White, Vardeman & Shalton, counsel to Seller, in substantially the form of Exhibit 5.01(i);

     (j) An opinion of Faegre & Benson, counsel for Purchaser, in substantially in the form of Exhibit 5.01(j);

     (k) Such sublicenses as Purchaser shall require with regard to all programs leased by Seller and used in the servicing of the Receivables Pool;

     (l) Such powers of attorney as Purchaser shall reasonably request to enable Purchaser to collect all amounts due under any and all Pool Receivables;

     (m) Accountant's Letter provided by KPMG Peat Marwick, certified public accountants, substantially in the form of
Exhibit 5.01(m);

     (n)  A Periodic Report as of the most recent Month End Date;

     (o)  A Pay-Off Letter executed by Mercantile Bank of Kansas
City, substantially in the form of Exhibit 5.01(o);

     (p) Evidence of regulatory compliance by Seller in the states of Missouri, Kansas, Iowa and Nebraska; and

     (q) An executed copy of the Tax Sharing Agreement among Parent and its "affiliated group of companies" (including
Seller).

     SECTION 5.02 Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) hereunder and each Reinvestment shall be subject to the further conditions precedent ("Conditions Precedent") that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller by executing this Agreement, accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment shall be deemed to have certified that):

          (i)  The representations and warranties contained in
     Section 6.01 and 6.02 are correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

          (ii) No event has occurred and is continuing, or would result from the occurrence of the Effective Date or such Purchase or Reinvestment, which constitutes a Termination
     Event or Unmatured Termination Event,

          (iii) After giving effect to the occurrence of the Effective Date or such proposed Purchase or Reinvestment, the limits set forth in Section 1.02 will not have been exceeded, and

          (iv) The Commitment Termination Date shall not have occurred;

provided, however, that the absence of the occurrence and continuance of an Unmatured Termination Event shall not be a Condition Precedent to (i) any Reinvestment being made with the proceeds of Collections that were, on the same day, applied in reduction of the Aggregate Purchaser's Investments, or (ii) any other Reinvestment or any Purchase on any day which does not cause the Aggregate Purchaser's Investments, after giving effect to such Reinvestment or Purchase (and any Reinvestment referred to in clause (i) next above) to exceed the Aggregate Purchaser's Investments as of the opening of business on such day.

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES

     SECTION 6.01  Representations and Warranties of Seller.
Seller represents and warrants as follows:

     (a) Organization and Good Standing. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Kansas, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

     (b) Due Qualification. Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including, without limitation, such business as a "premium finance company") requires such qualification, licenses or approvals and where the failure to be so qualified or to obtain such licenses or approvals would have a material adverse effect upon Seller's financial condition, results of operations, business or prospects.

     (c) Power and Authority: Due Authorization. Seller has duly authorized by all necessary action, and has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the documents to be executed and delivered in connection herewith (together, the "Agreement Documents"), (B) carry out the terms of the Agreement Documents, (C) sell and assign Undivided Interests on the terms and conditions herein provided.

     (d) Valid Sale: Binding Obligations. This Agreement constitutes a valid sale, transfer, and assignment of the Purchaser's Investments to the Purchaser, enforceable against creditors of, and purchasers from, Seller; and this Agreement constitutes, and each other Agreement Document to be signed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of Seller, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or violate any law or any order, rule, or regulation applicable to Seller (or, except for Adverse Determinations disclosed in writing to Purchaser as assignee of Seller) of any court or of any federal